THE SINGAPORE FUND, INC.
C/O DAIWA SECURITIES TRUST COMPANY
ONE EVERTRUST PLAZA
JERSEY CITY, N.J. 07302



Management Statement Regarding Compliance with
Certain Provisions of the Investment Company Act of 1940


We, as members of management of The Singapore Fund, Inc.
(the "Fund"), are responsible for complying with the requirements of subsection (b) and (c) of rule 17f-2, Custody of Investments by Registered Management Investment
Companies, of the Investment Company Act of 1940.
We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsection (b) and (c) of Rule 17f-2 as of July 6, 2005, and from October
29, 2004 (the date of our last statement) through July 6, 2005.

Based on this evaluation, we assert that the Fund was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of July 6, 2005 and from
October 29, 2004 through July 6, 2005, with respect to securities and similar investments reflected in the investment account of the Fund.

The Singapore Fund, Inc.

By:



___________________________________
Ikuo Mori
Chairman


___________________________________
John J. O'Keefe
Vice President and Treasurer


___________________________________
Date